Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Forms S-3 (Nos. 333-157785, 333-103451 and 333-125276) and in the related Prospectuses and Forms S-8 (Nos. 333-126248, 333-58817, 333-50289 and 333-50205) of Helix Energy Solutions Group, Inc. of our report dated March 2, 2009 (except for Notes 2 and 25, as to which the date is June 12, 2009), with respect to the consolidated financial statements of Helix Energy Solutions Group, Inc. and subsidiaries for the year ended December 31, 2008, included in the Current Report (Form 8-K) of Helix Energy Solutions Group, Inc. dated June 16, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
June 12, 2009